  Exhibit 99.1

American Resources Corporation Provides Update on Perry County Resources Complex and American Carbon Division

Company recommences shipments of carbon from PCR complex

PCR mine has implemented expansion to utilize three continuous miners with plan to utilize a total of five

PCR complex will employ over 170 workers when fully ramped under its low-cost operating model

March 30, 2021 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / March 30, 2021 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of raw materials to the new infrastructure and electrification marketplace, today provided an operational update of its Perry County Resources (PCR) complex and its American Carbon division.

The Company has commenced shipping specialty stoker carbon to customers for industrial purposes. Additionally, American Resources has begun ramping the production of the PCR mine under its low-cost operating structure and mine plan. The Company is scaling its production utilizing three continuous miners to increase its carbon production for its baseload steel customers and plans to scale its production to utilize a total of five continuous miners throughout the year.

Tarlis Thompson, Chief Operating Officer of American Resources Corporation commented, “These shipments from Perry County Resources represent our first since idling and restructuring the complex during the midst of the COVID-19 pandemic. We are very excited to bring the complex back online to showcase our efficient low-cost structure, supply our customers with a high-quality, stable product and bring stable well-paying jobs back to this region.”

The PCR complex has been restructured under American Resources operating strategy to reduce legacy liabilities, streamline operations to focus on efficiencies, safety and environmentalism and reposition its assets to leverage the needs of a more modern-day economy. The PCR complex is well-positioned to be one of the most competitive complexes in the region and will employ over 170 workers with stable well-paying jobs are it reached its targeted capacity of 1.0 – 1.5 million tons of carbon per annum.

Additionally, the Company has deployed a development and maintenance crew to its McCoy Elkhorn (MEC) complex to prepare the complex to be brought back online. The crew is performing maintenance work at its Carnegie 1 mine and Bevins Branch processing facility as well as development work at its Carnegie 2 mine. The Carnegie mines will serve as the Company’s baseload production at its McCoy Elkhorn complex able to produce 350,000 – 500,000 of high-quality metallurgical carbon for the domestic and international steel making markets. The Company will then look to further scale the production of its MEC by bringing additional capacity online. American Resources expects its McCoy Elkhorn complex to add an additional 140 initial jobs to the region through the operations of its Carnegie mines and Bevins Branch processing facility. Maintenance and development capital expenditures at MEC is expected to be approximately $1.2 million. The Company is currently evaluating the carbon and steel markets to commence operations at MEC during the second-to-third quarter of 2021.

American Resources continues to focus on running efficient streamlined operations in being a new-aged supplier of raw materials to the infrastructure and electrification marketplace in the most sustainable of ways. By operating with low or no legacy costs and having one of the largest and most innovative growth pipelines in the industry, American Resources Corporation works to maximize value for its investors by positioning its large asset base to best fit a new-aged economy, while being able to scale its operations to meet the growth of the markets it serves.

About American Resources Corporation
American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:
JTC Team, LLC
Jenene Thomas
833-475-8247
arec@jtcir.com

RedChip Companies Inc.
Todd McKnight
1-800-RED-CHIP (733-2447)
Info@redchip.com

Company Contact:
Mark LaVerghetta
Vice President of Corporate Finance and Communications
317-855-9926 ext. 0
investor@americanresourcescorp.com